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                                                                 EXHIBIT 2.3


                              STANDSTILL AGREEMENT

     THIS STANDSTILL AGREEMENT (this "Agreement") dated as of September 7, 1997, by and among H&R BLOCK, INC., a Missouri corporation ("H&R Block"), H&R BLOCK GROUP, INC., a Delaware corporation ("Block Group"), and WORLDCOM, INC., a Georgia corporation ("WorldCom").

                                  WITNESSETH:

     WHEREAS, WorldCom, Walnut Acquisition Company, L.L.C., a Delaware limited liability company which is wholly owned by WorldCom ("WAC"), CompuServe Corporation, a Delaware corporation ("CompuServe"), H&R Block and Block Group, a wholly-owned subsidiary of H&R Block, have entered into an Agreement and Plan of Merger dated as of September 7, 1997 (the "Merger Agreement") (capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Merger Agreement), which provides for the merger of WAC with and into CompuServe (the "Merger") in accordance with the laws of the State of Delaware and the provisions of the Merger Agreement; and

     WHEREAS, as a condition to the willingness of WorldCom and WAC to enter into the Merger Agreement and incur the obligations set forth therein, WorldCom has required that H&R Block and Block Group agree, and in order to induce WorldCom to enter into the Merger Agreement, H&R Block and Block Group have agreed, to enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing premises and agreements contained herein, the parties hereto agree as follows:


                                 ARTICLE I

                             STANDSTILL PROVISIONS

   1.1 The Standstill Obligation. During the Standstill Period (as defined below), without the prior written consent of WorldCom, each of H&R Block and Block Group agrees that it shall not, nor shall H&R Block or Block Group permit any of its affiliates (as such term is defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act")) to, nor shall H&R Block agree, or advise, assist, encourage, provide information or provide financing to others, or permit its affiliates to agree, or to advise, assist, encourage, provide information or provide financing to others, to, individually or collectively, directly or indirectly:

        (a) acquire or offer to acquire or agree to acquire from any individual, partnership, limited partnership, limited liability company, firm, joint venture, association, joint-stock company, corporation, trust, business trust, unincorporated organization or other entity or government or any department or agency thereof (each, a "Person"), directly or indirectly, by purchase or merger, through the acquisition of control of another Person, by joining a partnership,

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limited partnership or other "group" (within the meaning of Section 13(d)(3) of the Exchange Act) or otherwise, beneficial ownership of any equity securities of WorldCom, or direct or indirect rights (including convertible securities) or options to acquire such beneficial ownership (or otherwise act in concert with respect to any such securities, rights or options with any Person that so acquires, offers to acquire or agrees to acquire); provided, however, that no such acquisition, offer to acquire or agreement to acquire shall be deemed to occur solely due to (a) a stock split, reverse stock split, reclassification, reorganization or other transaction by WorldCom affecting any class of the outstanding capital stock of WorldCom generally or (b) a stock dividend or other pro rata distribution by WorldCom to holders of its outstanding capital stock; or

        (b) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" to vote (as such terms are used in the Regulation 14A promulgated under the Exchange Act), become a "participant" in any "election contest" (as such terms are defined in Rule 14a-11 promulgated under the Exchange Act) or initiate, propose or otherwise solicit stockholders of WorldCom for the approval of any stockholder proposals, in each case with respect to WorldCom; provided, however, that the foregoing shall not apply to any person who is a director of WorldCom acting in his capacity as a director of WorldCom with respect to matters approved by a majority of the Board of Directors of WorldCom; or

        (c) form, join, in any way participate in, or encourage the formation of, a group (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of WorldCom; or

        (d) deposit any securities of WorldCom into a voting trust, or subject any securities of WorldCom to any agreement or arrangement with respect to the voting of such securities, or other agreement or arrangement having similar effect; or

        (e) alone or in concert with others, seek, or encourage or support any effort, to influence or control the management, Board of Directors, business, policies, affairs or actions of WorldCom; or

        (f) request WorldCom (or any directors, officers, employees or agents of WorldCom), directly or indirectly, to amend, waive or modify any provision of this Section 1.1.

     1.2 The Standstill Period. As used in this Agreement, the term "Standstill Period" shall mean that period commencing immediately following the consummation of the Merger and expiring on the first anniversary of the date of such consummation.

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                                 ARTICLE II

                                 Miscellaneous

          2.1 Notices. Any notices or other communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery, facsimile and overnight courier, registered or certified mail, return receipt requested, postage prepaid, to the parties hereto at the following addresses, or at such other address as such party may advise the others in writing from time to time by like notice:

          If to WorldCom:

                    WorldCom, Inc.
                    515 East Amite Street
                    Jackson, Mississippi 39201
                    Attention:  Charles T. Cannada
                    Facsimile:  (601) 360-8615

          with copies to:

                    WorldCom, Inc.
                    10777 Sunset Office Drive
                    Suite 330
                    St. Louis, Missouri 63127
                    Attention:  P. Bruce Borghardt
                    Facsimile:  (314) 909-4101

          If to H&R Block or Block Group:

                    H&R Block, Inc.
                    World Headquarters
                    4400 Main Street
                    Kansas City, MO  64111
                    Attention:  James Ingraham
                    Facsimile:  (816) 753-8628

          with a copy to:

                    Sullivan & Cromwell
                    125 Broad Street
                    New York, New York  10004
                    Attention:  Benjamin F. Stapleton
                    Facsimile:  (212) 558-3588

All such notices or other communications shall be deemed to have been duly given on the date of hand delivery or telecopy or facsimile, if receipt is confirmed, or on the next Business Day

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following timely deposit of such communications with overnight courier or on the third Business Day following the date of mailing, if delivered by registered or certified mail.

          2.2 Governing Law and Dispute Resolution"""". This Agreement shall be interpreted, construed and enforced in accordance with the law of the State of Delaware, applied without giving effect to any conflicts-of-law principles, except to the extent that Missouri law is applicable to the internal affairs of H&R Block or Georgia law is applicable to the internal affairs of WorldCom. Any dispute relating to this Agreement or the transactions contemplated hereby shall be resolved in the state courts of general jurisdiction, or the Chancery Court if it has subject matter jurisdiction, of the State of Delaware or in the United States District Court for the District of Delaware. Each party irrevocably submits to such courts' jurisdiction and acknowledges that such courts are a convenient forum and consents to service of process at the address for such party set forth in Section 2.1.

          2.3 Specific Performance. Each party acknowledges and agrees that, in the event of an actual or threatened breach of any of the provisions of this Agreement by such party, the harm to the others will be immediate, substantial and irreparable and that monetary damages will be inadequate. Accordingly, each party agrees that, in such an event, the others will be entitled to equitable relief, including an injunction and an order of specific performance, in addition to any and all other remedies at law or in equity.

          2.4 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement or the application thereof to any Person or any circumstance is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

          2.5 Captions. The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.

          2.6. Entire Agreement. This Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

          2.7 Counterparts. This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall, together, constitute and be one and the same instrument.

          2.8 Binding Effect; Assignability. This Agreement shall be binding on, and

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shall inure to the benefit of, only the parties hereto, and their respective successors and assigns, and nothing in this Agreement, express or implied is intended to or shall confer upon any Person any right, benefit or remedy of nature whatsoever under or by virtue of this Agreement. No party may assign or delegate any right or obligation hereunder without the prior written consent of the other party. Any assignment of rights or delegation of obligations not in compliance herewith shall be null and void .

          2.9 No Rule of Construction. The parties acknowledge that all parties have read and negotiated the language used in this Agreement. The parties agree that, because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Agreement.



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  IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed by its respective officer thereunto duly authorized as of the date first written above.

                                      H&R BLOCK, INC.

                                      By  /s/Frank L. Salizzoni
                                        ---------------------------
                                          Name: Frank L. Salizzoni
                                          Title: President and Chief
                                                 Execuitve Officer


                                      H&R BLOCK GROUP, INC.

                                      By  /s/Frank L. Salizzoni
                                        ---------------------------
                                          Name: Frank L. Salizzoni
                                          Title: President



                                      WORLDCOM, INC.

                                      By /s/Charles T. Cannada
                                        ---------------------------
                                          Name: Charles T. Cannada
                                          Title: Senior Vice President

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